Exhibit 4 (c)(vi)

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(1) LATTICE GROUP PLC

and

(2) MOURANT & CO TRUSTEES LIMITED

TRUST DEED

of The Lattice Group
Employees Share Trust
and

RULES

of the
Long Term Incentive Scheme
(amended by resolution of the Board of the Company on 16 October 2002)

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This Trust Deed is made the 23rd day of October 2000 Between:

(1)	LATTICE GROUP PLC registered in England with No. 3900804 and whose registered office is at 130 Jermyn Street, London SW1Y 4UR (the “Company”); and

(2)	MOURANT & CO TRUSTEES LIMITED registered in Jersey with No. 18478 and whose registered office is situate at 22 Grenville Street, St. Helier, Jersey JE4 8PX, Channel Islands (the “Original Trustee”)

Whereas:

(A)	The Company has paid the sum of one hundred pounds (£100) to the Original Trustee a trustee of The Lattice Group Employees Share Trust as constituted by this Trust Deed;

(B)	The board of directors of the Company has by a resolution passed on 4 September 2000 approved the establishment of the Lattice Group Long Term Incentive Scheme and the Company intends to provide funds to the Trustee to acquire Shares for the purposes of Allocations under the proposed scheme;

(C)	The Original Trustee has agreed to be the first trustee of this Trust Deed.

Now This Deed Witnesses as follows:

1	Definitions

1.1	In this Trust Deed terms and expressions used in the Scheme shall have where the context so admits the same meaning herein and in addition the following terms and expressions shall have the meanings set out below:

“Allocated Shares” means any Shares which are comprised in an Allocation under the Scheme and which either have not been transferred, renounced or forfeited in accordance with the provisions of the Scheme or have not been made subject to an Option;

“Allocation” means an allocation of Shares under the Scheme and the term “allocated” shall be construed accordingly;

“Beneficiaries” means the employees, executive directors, former employees and former executive directors from time to time of the Company and any Subsidiary and the wives, husbands, widows, widowers and children and dependent step-children under the age of eighteen, of such employees, executive directors and former employees and former executive directors PROVIDED THAT no person who is resident in the Island of Jersey for the purposes of Jersey law or who is for the time being a Trustee shall be or be capable of being a Beneficiary;

“the Board” means the board of directors of National Grid Transco or a duly authorised committee thereof;

“Demerger” means the demerger of the Company from BG Group plc, approved by the shareholders of BG Group plc at an EGM held on 16 October 2000;

the “General Trust Fund” means:

(a)	the said sum of one hundred pounds (£100);

(b)	all money investments or other property paid or transferred by any person to or otherwise vested in and accepted by the Trustee as additions to the General Trust Fund;

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(c)	all accumulations (if any) of income of the General Trust Fund directed to be held as an accretion to the capital of the General Trust Fund;

(d)	all Shares and other property which have been the subject of Allocations and which have since been renounced or forfeited under Rules 11.7 and 5 respectively of the Scheme; and

(e)	the money investments and property from time to time representing the said money investments property additions and accumulations and renounced and forfeited property;

the “Group” means National Grid Transco and its Subsidiaries from time to time and “Member of the Group” shall be construed accordingly;

“Merger” means the merger of the Company and National Grid Group plc by way of a scheme of arrangement under section 425 of the Companies Act 1985;

“National Grid Transco” means National Grid Transco plc (registered in England and Wales with company number: 4031152);

“Option” means a right to acquire shares granted by the Trustee following the Merger to a Beneficiary who elected to surrender an Allocation in consideration for the grant of the Option;

“Qualifying Securities” means any shares or debentures in National Grid Transco (shares and debentures having the same meaning as in Part III of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001);

the “Remuneration Committee” means the Remuneration Committee of National Grid Transco or, if there is no such committee in existence, the Board or any duly authorised committee thereof;

the “Scheme” means the Lattice Group Long Term Incentive Scheme the rules of which are set out in the Second Schedule hereto as amended from time to time;

the “Scheme Trust Fund” means all Shares allocated for the purposes of the Scheme including the right to call for Shares under any put and call option arrangement entered into by the Trustee;

“Share” means a fully paid ordinary share in the capital of National Grid Transco or any share(s) representing the same as a result of a Takeover or Reorganisation of National Grid Transco or any other variation of the share capital of National Grid Transco;

“Subsidiary” means a company which is a subsidiary of National Grid Transco within the meaning of Section 736 of the Companies Act 1985;

the “Taxes Act” means the Income and Corporation Taxes Act 1998;

“Trust Deed” means this trust deed of the Lattice Group Employees Share Trust;

“Trustee” means the Original Trustee referred to in this Trust Deed or such other person or persons who is or are the trustee or trustees from time to time of the Scheme;

“Trust Funds” means the General Trust Fund and the Scheme Trust Fund;

the “Trust Period” means the period commencing on the date of the Trust Deed and ending on the earliest of:

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(a)	the last day of the period of 69 years from the date of this Trust Deed; and

(b)	the date when an order for winding up the Company is made or a resolution is passed for the voluntary winding up of the Company (otherwise than in the course of an amalgamation or reconstruction of the Company); and

such date as the Company shall by deed notify (not being a date earlier than the date of execution of such deed) provided that the Trustee shall have at least three months’ notice of the end of the Trust Period.

1.2	In this Trust Deed unless the context requires otherwise:

1.2.1	the headings are inserted for convenience only and do not affect the interpretation of any clause of this Trust Deed;

1.2.2	a reference to a clause is a reference to a clause of this Trust Deed;

1.2.3	a reference to a statute or statutory provision includes a reference:

(i)	to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(ii)	to any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	to any subordinate legislation made under it;

1.2.4	words in the singular include the plural and vice versa;

1.2.5	a reference to the masculine shall be treated as a reference to the feminine and vice versa.

1.3	Terms and expressions used in the Scheme shall have the same meaning herein.

2	General Trusts

2.1	The Trustee shall during the Trust Period hold the General Trust UPON TRUST as to investments or property other than money in its absolute discretion to sell call in or convert all or any of such investments or property into money and UPON TRUST as to money at its absolute discretion to invest in its name (or under its control) in Shares.

2.2	The Trustee shall during the Trust Period hold the General Trust Fund upon and subject to the trusts powers and provisions of this Trust Deed (other than those applying to the Scheme Trust Fund only) and the Trustee shall have the right at any time or times during the Trust Period to accept such additional money investments or other property as may be paid or transferred to them upon these trusts by the Company or any other body corporate (including property of an onerous nature the acceptance of which the Trustee considers to be beneficial).

2.3	The Trustee shall during the Trust Period hold the General Trust Fund UPON TRUST to pay and apply the capital and income of the General Trust Fund to or for the benefit of all or such one or more of the Beneficiaries exclusive of the other or others of them in such shares or proportions if more than one and in such manner generally as the Trustee shall in its absolute discretion think fit PROVIDED THAT the Trustee may, if in its absolute discretion it thinks fit, accumulate the whole or any part of the income of the General Trust Fund by investing the same and accumulating any income as an accretion to the capital of the General Trust Fund.

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2.4	The Trustee may during the Trust Period exercise the powers and discretions conferred under Schedule 1 hereto.

2.5	The Trustee may exercise any power or discretion hereby conferred in favour of any person notwithstanding that he is a trustee of the Trust Deed so long as at least one of the trustees is neither a Beneficiary nor a corporate trustee whose directors include a Beneficiary.

2.6	The Trustee may exercise any such power or discretion in favour of any person notwithstanding that he is a director of a corporate trustee hereof so long as he has not voted on any resolution of the directors of such corporate trustee relating to such exercise.

2.7	The Trustee may transfer the capital and income of the General Trust Fund to the trustee of any other settlement for the benefit of the Beneficiaries or any of them to be held by them on the trusts applicable to capital monies comprised in such settlement provided such other settlement shall in the opinion of the Trustee be such that such transfer would be beneficial to the person or persons whom it is thereby sought to benefit.

2.8	Subject to the foregoing trusts and to the powers hereby and by law conferred upon the Trustee and to every exercise of such respective powers and if and insofar as the General Trust Fund or the income thereof or any part or parts thereof shall not be wholly disposed of for any reason whatsoever by the expiry of the Trust Period the same shall be held UPON TRUST for such of the Beneficiaries as are living at the expiry of the Trust Period and in such shares as the Trustee shall determine and in default of determination, or in the event there are no Beneficiaries living at such date, for Victim Aid Support or such similar charitable purposes as the Trustee shall determine, and the receipt of the Honorary Treasurer, Secretary or duly authorised officer shall be a good receipt and discharge to the Trustee for any property or income paid or transferred to any charity hereunder.

3	Scheme Trust

3.1	The Trustee shall as the trustee of the Scheme apply:

3.1.1	all monies received from the Company or any Subsidiary or any other person and accepted by the Trustee for the purposes of an Allocation under the Scheme; and

3.1.2	all capital and income of the General Trust Fund which the Trustee shall determine shall be applied for the purposes of an Allocation under the Scheme, in the acquisition of Shares and shall hold Shares UPON TRUST to Allocate the same to such one or more exclusively of the other or others of the Beneficiaries who are eligible under the Scheme and to transfer the same in accordance with the provisions of the Scheme or the Options to the Participants.

3.2	No further allocations will be made under the Scheme.

3.3	The Trustee shall have the power to enter into put and call option arrangements and acquire Shares in pursuance of such put and call option arrangements even if the price payable under such arrangements varies from the market price for the time being of the Shares acquired thereunder.

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3.4	The Trustee in pursuance of these trusts of the Scheme shall have the same powers, discretions and indemnities as apply to the trustees of the General Trust Fund under Clauses 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, and 24 of this Trust Deed save that to the extent such provisions shall be inconsistent with the provisions of the Scheme in which case the provisions of the Scheme shall apply.

3.5	The Trustee shall Transfer the Allocated Shares into the name of the Participant absolutely on the First Transfer Date (or such earlier date as may be provided under the Scheme) if he shall be living; but subject thereto shall Transfer the Allocated Shares into the name of the personal representatives to be held by them as part of the Participant’s estate.

3.6	To the extent that an Allocation has been renounced or forfeited it shall be held by the Trustee as part of the General Trust Fund.

3.7	The Trustee shall transfer any Shares subject to an Option into the name of the holder of the Option absolutely following the valid exercise of such Option or if such optionholder shall be dead at the time of such transfer then such Shares shall be transferred into the name of the personal representatives of the optionholder to be held by them as part of the optionholder’s estate.

4	Limit on Trust Holding of Shares

4.1	The Trustee may acquire any Shares by subscription (at par or any greater value) or purchase.

4.2	Notwithstanding any other provision contained in this Trust Deed the Trustee shall not, without the prior approval of the shareholders of National Grid Transco, acquire any Shares if such acquisition would to its knowledge cause the aggregate number of Shares held by the Trustee and the trustee of any other employee’s share scheme or trust adopted by National Grid Transco or the Company (other than shares allocated to participants in a profit sharing scheme or share incentive plan or held as nominee) to exceed five per cent. of all the issued ordinary shares in National Grid Transco at the time of the proposed acquisition.

5	Waiver and Mandating of Dividends

5.1	Save for any agreement made with National Grid Transco in relation to Shares made subject to an Option, the Trustee shall not demand or in any way enforce payment of any dividends which would otherwise be payable on any shares of any class in the capital of National Grid Transco for the time being comprised within the Trust Funds (and the Trustee hereby waives its entitlement thereto) but where dividends are received the Trustee shall be entitled to retain such dividends as an addition to the General Trust Fund, allocate them as it sees fit or apply such dividends in the purchase of Shares which may be released to Participants at such later date as the Trustee may determine in its absolute discretion.

6	Power to give Indemnities

The Trustee shall have power to enter into any indemnity in favour of any former Trustee or any other person in respect of any fiscal imposition or other liability of any nature prospectively payable by the Trustee or otherwise in connection with this Trust Deed and to charge or deposit the whole or any part of the General Trust Fund as security for any such indemnity in such manner in all respects as it shall in its absolute discretion thinks fit.

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7	Power to Vary Administrative Provisions

The Trustee shall with the prior consent of the Remuneration Committee have power at any time or times during the Trust Period by deed or deeds to revoke or vary any of the administrative provisions of this Trust Deed or to add any further administrative provisions as the Trustee may consider expedient for the purposes of this Trust Deed and without prejudice to the generality of the above for ensuring that at all times there shall be a Trustee of this Trust Deed and that the General Trust Fund shall be fully and effectively vested in or under the control of such trustee and that the trusts of this Trust Deed shall be enforceable by the Beneficiaries.

8	Release of Powers

The Trustee may by deed or deeds and so as to bind its successors as trustee release or restrict the future exercise of all or any of the powers by the Trust Deed or by law conferred either wholly or to the extent specified in any such deed or deeds notwithstanding the fiduciary nature of any such powers.

9	Power to Receive Remuneration

The Trustee shall not be liable to account for any remuneration or other profit or advantage received in consequence of such trustee (or in the case of a corporate trustee, any director or employees of it) acting as or being appointed as a director or other officer or servant of any company notwithstanding that such appointment was procured by an exercise by such trustee or by the Trustee of voting rights attached to securities comprised in the Trust Funds.

10	Trustee not Bound to Interfere in Business of Company in which it is Interested

The Trustee shall not be bound or required to interfere in the management or conduct of the business of any company wherever resident or incorporated in which it is interested but so long as the Trustee shall have no notice of any act of dishonesty or misappropriation of monies on the part of the directors having the management of such company the Trustee shall be at liberty to leave the conduct of the business (including the payment or non-payment of dividends) wholly to the directors and the Beneficiaries shall not be entitled to require the distribution of any dividend by any such company or require the Trustee to exercise any powers it may have to compel any such distribution.

11	Power to Appoint Agents

The Trustee shall have power instead of acting personally to employ and pay at the expense of the General Trust Fund any agent in any part of the world whether attorneys solicitors accountants brokers banks trust companies or other agents without being responsible for the default of any agent if employed in good faith to transact any business or act as nominee or do any act in the execution of these trusts including without prejudice to the generality of the above the receipt and payment of monies and the execution of documents.

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12	Power to Permit Self-Dealing

The Trustee shall have power to enter into any transaction concerning the trusts hereof notwithstanding that one or more of the trustees or any officer or employee of the Trustee may be interested in the transaction other than as one of the trustees.

13	Trustees’ Indemnities and Charges

13.1	The Company and each Subsidiary hereby covenants with the Trustee that they shall keep the Trustee and its estates and effects fully indemnified against all actions, claims, losses, demands, proceedings, charges, expenses, costs, damages, taxes, duties and other liabilities whatsoever arising out of or in connection with the Scheme or any Option, but so that no trustee or officer or employee of the Trustee shall be indemnified or exonerated in respect of any fraud, negligence or wilful default on his part.

13.2	Neither the Trustee nor any of its officers or employees shall be liable to account to Participants for any remuneration or other benefit received in connection with the Scheme or any Option and no trustee or officer or employee of the Trustee shall be liable to account to other Participants or holders of Options for any profit derived from any appropriation to him of Shares held under the Scheme or the transfer to him of any Shares held under any Option.

13.3	Any Trustee (and any director or officer of a body corporate or a trust corporation acting as a Trustee) shall not on his own account be precluded from acquiring, holding or dealing with any stock, shares or securities whatsoever of National Grid Transco or any Subsidiary or any other company in the shares of which National Grid Transco or any such Subsidiary may be interested, or from entering into or being interested in any contract or other transaction with National Grid Transco, any Subsidiary or any such other company, and nor shall he be in any way liable to account to National Grid Transco, any Subsidiary, any such other company, any Participant or any holder of an Option for any profits made, fees, commissions, shares or brokerage, discounts allowed or advantages obtained by him from or in connection with such acquisition, holding dealing, contract or transaction whether or not in connection with his duties hereunder.

13.4	The Trustee shall be entitled in the absence of manifest error to rely without further enquiry on information supplied to it by National Grid Transco or any Subsidiary and on any direction, notice or document purporting to be given or executed by or with the authority of National Grid Transco, any Subsidiary, any Participant, any holder of an Option or any person in whom the beneficial interest in that Participant’s or optionholder’s Shares is for the time being vested.

13.5	In the execution of these trusts the Trustee shall not be able for any loss arising by reason of any improper investment made in good faith or for the negligence or fraud of any agent employed by the Trustee or where the employment of such agent was not strictly necessary or expedient or by reason of any mistake or omission made in good faith by the Trustee or by reason of any matter or thing except wilful and individual fraud or dishonesty on the part of the trustee who is sought to be made liable.

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14	Trustee Charging Clause

14.1	Any trustee which shall be carrying on trust business shall be entitled in addition to reimbursement of its proper expenses to remuneration for its services in accordance with its published terms and conditions for trusts business in force from time to time and in the absence of any such published terms and conditions in accordance with such terms and conditions as may from time to time be agreed between such trustee and National Grid Transco.

14.2	Any trustee who is a solicitor or other person engaged in a profession or business shall be entitled to charge and be paid all normal professional or other charges for business done services rendered or time spent personally or by such trustee’s firm in the administration of these trusts including acts which a trustee not engaged in any profession or business could have done personally.

14.3	Any trustee shall be entitled to retain any brokerage or other commission which may be received personally by him or by such trustee’s firm in respect of any transaction carried out on behalf of this Trust Deed for which such trustee or trustee’s firm is in the normal course of business allowed brokerage or other commission notwithstanding that the receipt of such brokerage or commission was procured by an exercise by such trustee or the Trustee of powers over the Trust Fund.

15	Appointment of Trustees

15.1	The statutory power of appointing new or additional trustees shall apply hereto and shall be vested in the Company.

15.2	The Company may at any time by a directors’ resolution and subject to (as the case may be) sub-clause 15.3 or sub-clause 15.4 below:

15.2.1	remove any trustee hereof from office and such removal shall take effect upon the giving of notice in writing of such resolution to the trustee; or

15.2.2	accept the resignation of any trustee hereof upon receiving 30 days’ notice thereof or such other period as the Company shall accept,

Provided always that such removal or resignation shall not take effect unless there either remains or there is appointed a trustee capable of giving a valid discharge for the assets of the Trust Funds and provided further that any trustee who may be removed or may retire shall be provided with reasonable security or indemnity against liabilities whether existing, future or contingent or otherwise for which such trustee may be answerable as a trustee or former trustee hereof (including without limitation any liabilities to taxation). For the avoidance of doubt it is hereby declared that a company carrying on trust business wheresoever resident may be appointed as a trustee hereof.

15.3	An outgoing trustee shall execute all such transfers and take all other necessary steps to vest the Trust Fund in the new or continuing trustees and all costs incidental thereto shall be paid by the Trustee out of the Trust Fund.

15.4	A person may be appointed to be a trustee notwithstanding that such person is not resident in the United Kingdom and remaining out of the United Kingdom for more than twelve months shall not be a ground for removal as a trustee.

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15.5	The provisions of Sections 37 and 39 of the Trustee Act 1925 shall apply hereto as if any reference therein to a trust corporation were to a corporation carrying on trust business.

16	Payment of Liabilities and Insurance

16.1	The Trustee shall pay all costs charges expenses tax interest or other liabilities attributable to the trusts hereof or incidental to the administration of the trusts hereof out of the General Trust Fund and if the General Trust Fund is insufficient to discharge such liabilities the same shall be payable to the Trustee by the Company.

16.2	Clause 16.1 above does not apply to any expenses and liabilities which result from the personal conscious misconduct or fraud or negligence of any trustee or any of its officers or employees.

16.3	The Trustee may insure trust assets against any loss caused by the Trustee or any of its employees, officers, agents or delegates. It may also insure itself and any of its employees, officers, and delegates against liability for breach of trust not involving their own personal conscious misconduct or fraud or negligence or that of the person concerned. The premiums may be paid out of the General Trust Fund.

17	Trust Accounts

The Trustee shall keep accurate accounts of its trusteeship (identifying separately assets held under the General Trust Fund the Scheme Trust Fund and any other employees’ share scheme) and once at least in every twelve months the Trustee shall, if so required by the Company, cause such accounts to be made up and shall submit such accounts to the Company.

18	Trustee’s Reliance on Information Provided by the Board
The Trustee may act and rely upon information supplied to it by the Secretary of the Company, any member of the Remuneration Committee, the Board, a duly appointed committee of the Board or any other employee of the Company or a Member of the Group notified in writing to the Trustee by the Secretary of the Company, and shall not incur any liability obligation or responsibility for acting upon the same.

19	Majority Decision of Trustees
Where there is more than one trustee, any decision whatsoever to be taken by the trustees may (even though not all the trustees are present at the trustee meeting when any such decision is taken provided all the trustees have received notice of the meeting and the business to be transacted) be made by a majority (being not less than two) in number of the trustees then present and any such decision so taken shall be binding upon all the Trustees provided that the said majority so exercising any such power or discretion shall keep records in writing of the exercise thereof and shall without undue delay inform the minority of the Trustees not joining in such exercise of the manner in which the said majority have exercised the said power or discretion.

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20	Proper Law Forum and Place of Administration

20.1	The proper law of this Trust Deed shall be that of England and Wales and all rights under these trusts and its construction and effect shall be subject to the jurisdiction of and construed according to the laws of England and Wales.

20.2	The courts of England and Wales shall be the forum for the administration of these trusts.

20.3	Notwithstanding the provisions of sub-clauses 20.1 and 20.2 above:

20.3.1	the Trustee shall have power (subject to the application (if any) of the rule against perpetuities) to carry on the general administration of these trusts in any jurisdiction in the world whether or not such jurisdiction is for the time being the proper law of this Trust Deed or the courts of such jurisdiction are for the time being the forum for the administration of these trusts and whether or not the Trustee is for the time being resident or domiciled in or otherwise connected with such jurisdiction;

20.3.2	the Trustee may at any time declare in writing that from the date of such declaration the proper law of this Trust Deed shall (subject to any future exercise of this present power) be that of any specified jurisdiction (not being a jurisdiction under the law of which these trusts would be capable of revocation or incapable of enforcement) and that all rights under this Trust Deed and its construction and effect shall be subject to and construed according to the laws of that jurisdiction PROVIDED ALWAYS that in any such declaration as aforesaid the Trustee shall be at liberty to make such consequential alterations or additions to the trust powers and provisions of the Trust Deed as the Trustee shall have been advised to make by a legal adviser having been qualified for at least ten years in that jurisdiction to ensure that the said trust powers and provisions shall (mutatis mutandis) be enforceable and capable of taking effect save that no alteration shall be effective to the extent that the whole or any part of the Trust Funds would cease to be held for reasons within Section 86(1) of the Inheritance Tax Act 1984.

21	Exclusion Clause

No discretion or power by this Trust Deed or by law conferred on the Trustee or any other person shall be capable of being exercised and no provision of this Trust Deed shall be capable of operating directly or indirectly so as to:

21.1	prevent the application of Section 86 of the Inheritance Tax Act 1984 to these trusts notwithstanding anything else contained or implied in this Trust Deed; or

21.2	cause this Trust Deed to cease to be, or be part of, or prevent this Trust Deed from being, or being part of, an employees’ share scheme as defined in Section 743 of the Companies Act 1985.

22	Lien
Nothing in this Trust Deed shall prejudice the Trustee’s lien over any property for the time being in its hands or under its control in respect of any taxes duties or other fiscal impositions or any other liability of any nature whatsoever for which the Trustee may be or become accountable.

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23	Perpetuity Period

The perpetuity period applicable to the dispositions of this Trust Deed shall be of a duration equal to seventy years.

24	Irrevocability of Trustsa

The trusts of this Trust Deed shall be irrevocable.

25	Alterations

The Company may at any time, with the prior written consent of the Trustee, by resolution of the board of directors of the Company alter or add to all or any of the provisions hereof save that no alteration shall be effective to the extent that if it were the whole or any part of the Trust Funds would cease to be held for reasons within Section 86(1) of the Inheritance Tax Act 1984.

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The First Schedule

Additional Powers and Discretions of the Trustee
in respect of the General Trust Fund
exercisable during the Trust Period

1	Share Option Schemes

Power to agree with the Company which proposes to grant or is in the course of granting options over its shares or securities (being Qualifying Securities) to any Beneficiary under any employees’ share option scheme, that it will upon notice in writing acquire sufficient shares or securities to satisfy options which may be exercised by such Beneficiary. The Trustee may agree to treat any payment to the Trustee (or to the said company on behalf of the Trustee) of the exercise price as a repayment of any loans made to the Trustee by the Company for the purpose of acquiring such shares.

2	Other Employees’ Share Schemes

Power to transfer or sell any Shares or Qualifying Securities held by the Trustee to any Beneficiaries under the terms of any other employees’ share schemes established by any Member of the Group or and on such other terms as the Trustee may in its absolute discretion determine.

3	Power to Borrow

Power to borrow and raise money in whatever way it may in its absolute discretion think fit (and in connection therewith to do all such things as it may consider necessary or expedient) either on the security of the General Trust Fund or otherwise for any purpose (including the investment of the monies so raised as part of the General Trust Fund) and to mortgage, charge or pledge any part of the General Trust Fund as security for any monies so raised and to guarantee payment of money and the performance of obligations in respect of borrowings by any company fully or partly owned by the Trustee and in connection with such guarantees to enter into such indemnities as the Trustee shall in its absolute discretion think fit.

4	Power of Appropriation

Power in its absolute discretion to appropriate any part of the General Trust Fund in its then actual condition or state of investment towards satisfaction of any interest or share in the General Trust Fund as may in all circumstances appear to the Trustee to be just and reasonable and for the above purposes from time to time place such value on any or all investments or other property as the Trustee shall in its absolute discretion think fit.

5	Power to Vote

Power in respect of any property comprised in the General Trust Fund to vote upon or in respect of any shares, securities, bonds, notes or other evidence of interest in or obligation of any corporation trust association or concern whether or not affecting the security or the apparent security of the General Trust Fund or the purchase or sale of the assets of any such corporation trust association or concern in such manner as the Trustee shall in its absolute discretion consider fit.

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6	Power to Appoint Proxies

Power to give proxies or powers of attorney with or without power of substitution for voting or acting on behalf of the Trustee as the owner of any such property.

7	Power of Custody

Power to hold any or all securities or other property in bearer form or in the name of the Trustee or in the name of some other person or partnership or in the name or names of nominees without disclosing the fiduciary relationship created by this Trust Deed and to deposit the said securities and any title deeds or other documents belonging or relating to the General Trust Fund in any part of the world with any bank firm trust company or other company that undertakes the safe custody of securities as part of its business without being responsible for the default of such bank firm trust company or other company or for any consequent loss.

8	Delegation of Bank Account Operation

Power to place on deposit any moneys forming part of the General Trust Fund with any bank. When there is more than one trustee of the Trust Deed, power to delegate to any one or more of their number the operation of any bank account in their names.

9	Delegation of Powers

Power at any time (notwithstanding any rule of law to the contrary) by deed or deeds revocable during the Trust Period or irrevocable and executed during the Trust Period to delegate to any person (including in cases where there is more than one trustee or this Trust Deed to any other or others of the trustees) the exercise of all or any powers conferred on the Trustee notwithstanding the fiduciary nature of such power of powers.

10	Power to Pay Taxes

Power to pay taxes in any part of the world.

11	Power to Deduct PAYE

Power, where any payment of or on account of assessable income is made by the Trustee in circumstances such that the employee is treated for the purposes of PAYE regulations as making a payment of that income or an amount equal to the amount of the payment, to deduct income tax from the payment and account for it in accordance with the PAYE regulations.

Expressions used in this Clause 11 shall have the same meaning as in Section 203(B) of the Taxes Act.

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12	Power to Make Replacement Allocations

Power, as a result of the Demerger, to make replacement allocations under the Scheme which apply as if originally made under the terms of the BG Group Long Term Incentive Scheme established on 15 September 1999.

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THE SECOND SCHEDULE
Rules of the Lattice Group
Long Term Incentive Scheme

1	Interpretation and Construction

1.1	For the purposes of the Scheme, the following terms shall have the meaning indicated below unless the context clearly indicates otherwise:

“Board” The board of directors of the Company;

“Company” National Grid Transco plc (registered in England and Wales with company number: 4031152);

“Comparator Group” Such group of listed regulated and utilities companies in respect of each outstanding Allocation as is contained in the tables attached hereto;

“Control” The meaning given by Section 840 of the Taxes Act;

“Eligible Employee” An employee or executive director of the Company or of any Subsidiary;

“Employing Company” In relation to an Allocation, the Member of the Group which employs the Participant interested therein;

“Executive Share Scheme” Any executive share option or long term incentive scheme for executives of the Group;

“First Transfer Date” In relation to an Allocation, the first date on which the Shares may be transferred into the name of the Participant (or to his personal representatives) being the fourth anniversary of the commencement of the Measurement Period;

“Group” The Company and its Subsidiaries for the time being, and the expression “Member of the Group” shall be construed accordingly;

“London Stock Exchange” The London Stock Exchange plc;

“Measurement Date” The last day of each calendar month;

“Measurement Period” In respect of an Allocation, the period of three years during which performance is measured for the purposes of the Scheme, PROVIDED THAT for the avoidance of doubt where the Participant ceases employment on account of his dismissal for redundancy following a period of suspension from his duties (garden leave), the Measurement Period shall cease upon the date such suspension commenced.

“Merger” means the merger of the Company and National Grid Group plc by way of a scheme of arrangement under section 425 of the Companies Act 1985;

“Participant” An Eligible Employee who has received an Allocation to the extent it has not been Transferred, renounced, forfeited or released;

“Performance Target” The performance target set out in Rule 4;

“Rule” A rule of this Scheme;

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“Scheme” This Long Term Incentive Scheme as altered from time to time;

“Share” A fully paid ordinary share in the capital of the Company or any Share representing the same after a Takeover or Reconstruction or any other variation of the share capital of the Company;

“Subsidiary” Any company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

“Takeover or Reconstruction” Any of the following:

(A)	the business or subsidiary for which the employee works ceases to be owned by the Company;

(B)	a takeover offer for the whole of the issued ordinary share capital of the Company becomes unconditional in all respects;

(C)	the Court sanctions a scheme of arrangement under Section 425 of the Companies Act 1985;

(D)	the passing of a resolution for the voluntary winding up of the Company;

(E)	if the Trustee upon the recommendation of the Remuneration Committee so determines, a demerger of a substantial part of the Group’s business.

“Transfer” The transfer of Shares on the Transfer Date into the name of the Participant (or to his personal representatives) and references to “Transferred” shall be construed accordingly;

“Transfer Date” The date on which the Shares are Transferred in accordance with Rule 6;

“TSR” or “Total Shareholder Return” Total Shareholder Return as calculated in accordance with Rule 4;

“UK Listing Authority” The Financial Services Authority as the competent authority for listing in the United Kingdom under Part VI of the Financial Services and Markets Act 2000.

1.2	In this Scheme unless the context requires otherwise:

(A)	The headings are inserted for convenience only and do not affect the interpretation of any Rule;

(B) A reference to a statute or statutory provision includes a reference:

(i)	to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(ii)	to any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	to any subordinate legislation made under it;

(C) Words in the singular include the plural, and vice versa;

(D)	A reference to the masculine shall be treated as a reference to the feminine and vice versa.

1.3	Save as otherwise defined in the Rules, terms used in the Trust Deed shall have the same meaning herein.

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2	Scheme Allocation Limits

2.1	The maximum number of Shares which may be allocated under the Scheme on any day shall not, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Scheme and any other Employees’ Share Scheme adopted by the Company, exceed such number as represents 10 per cent of the ordinary share capital of the Company in issue immediately prior to that day.

2.2	The maximum number of Shares which may be allocated under the Scheme on any day shall not, when added to the aggregate of the number of Shares which have been allocated in the previous 10 years under the Scheme and any other Executive Share Scheme adopted by the Company, exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue immediately prior to that day.

2.3	In determining the above limits no account shall be taken of any Shares where the right to acquire such shares was released, lapsed or otherwise became incapable of exercise.

2.4	References in this Rule 2 to the “allocation” of Shares shall mean:

(A) in the case of any share option scheme:

(i)	the placing by the Board or the Trustee of unissued shares under option; and

(ii)	in so far as not taken into account under (i) above, any subscription for Shares which are issued for the purpose of satisfying any option;

(B)	in relation to other types of Employees’ Share Scheme, shall mean the issue and allotment of shares and references to “allocated” shall be construed accordingly.

3	Allocation of Shares

3.1	No further Allocations will be made under the Scheme.

3.2	The Trustee shall not be obliged to acquire the Shares which have been Allocated under the Scheme until the Transfer Date, provided that the Trustee may always (without prejudice to any indemnity arising by law or under the Trust Deed):

(A)	demand payment by Lattice Group plc of an irrecoverable contribution of such an amount as may be required by the Trustee for the repayment in whole or in part of any advance or loan for the purpose of acquiring Shares which have been Transferred;

(B)	demand payment from Lattice Group plc by way of indemnity in respect of any costs, expenses or other liabilities it has incurred in the acquisition of Shares for the purposes of the Scheme including where any Shares have been Allocated to the employees of Subsidiaries of Lattice Group plc.

3.3	Allocated Shares shall be registered in the name of the Trustee or held to the order of or subject to options in favour of the Trustee and shall be held subject to Transfer, renunciation or forfeiture in accordance with the provisions of the Scheme.

3.4	The interest of a Participant in Allocated Shares may not be transferred, assigned, pledged, charged or otherwise disposed of by a Participant.

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4	Performance Target

4.1	Whether and, if so, the extent to which an Allocation shall be Transferred shall be determined in accordance with:

4.1.1	Lattice Group plc’s ranking against the Comparator Group up to the time of completion of the Merger; and

4.1.2	the Company’s ranking against the Comparator Group following completion of the Merger in terms of Total Shareholder Return during the Measurement Period (or from the commencement of the Measurement Period until such date as determined in accordance with Rule 6).

Ranking against the Comparator Group	Proportion of Allocated Shares which may be Transferred
%

Within the upper quartile of companies	100

Median company	40

Between the median company and the upper quartile of companies	Pro rata on a straight line basis between these points

Below the median company	Nil

4.2	The TSR of each member of the Comparator Group at the end of the relevant Measurement Period shall be expressed as a percentage of the relevant share price at the start of the Measurement Period, calculated on the basis of cash flows as follows:

Cash Inflows

+	the gross dividend (including tax credit) per share paid during the Measurement Period (which shall be deemed to have been paid on the day the relevant dividend becomes ex-dividend)

+	the closing mid-market price of the relevant member’s shares during the calendar year ending on the last day of the Measurement Period

Cash Outflows

-	the average of the daily closing mid-market prices of the relevant member’s shares during the calendar year immediately preceding the Measurement Period

-	any sum paid per share to take up any new right to shares (which shall be deemed to have been paid on the day the rights become ex-rights)

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subject to such adjustments to Cash Inflows or Cash Outflows as the Trustee after consultation with the Remuneration Committee considers appropriate to reflect any variation of share capital or any takeover, reconstruction or demerger of any member of the Comparator Group.

4.3	The Trustee, after consultation with the Remuneration Committee, and having regard to such factors as it considers material, may determine in its absolute discretion that the percentage of an Allocation which will be Transferred on the Transfer Date shall be varied to such extent as it considers appropriate but not so as to exceed 100 per cent.

5	Forfeiture

5.1	The Trustee shall forfeit an Allocation where:

(A)	the Participant purports to assign, pledge, charge or otherwise dispose of his interest in an Allocation contrary to Rule 3.4;

(B)	the Participant is bankrupt, unless or to the extent otherwise determined by the Trustee;

(C)	the Participant ceases employment with a Member of the Group if the Remuneration Committee in its absolute discretion determines that the Allocation should be forfeit.

5.2	The Trustee shall forfeit an Allocation to the extent that at the expiry of the Measurement Period (or any other period over which performance is measured) the Company’s ranking for the purposes of the Performance Target in Rule 4.1 is lower than the median company.

5.3	To the extent an Allocation is forfeited, the Shares comprised in the Allocation shall be held by the Trustee upon the trusts of the General Trust Fund.

6	Transfer

6.1	Subject to the forfeiture of an Allocation under Rule 5 above, an Allocation shall be Transferred at the time and to the extent set out against each of the applicable events below:

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		Where the event occurs during the relevant Measurement Period	Where the event occurs following the relevant Measurement Period but before the First Transfer Date

(a)	Takeover or Reconstruction	As soon as practicable, to the extent the Trustee may in its absolute discretion determine having regard to the Company’s performance against the Performance Target at the last Measurement Date prior to the Takeover or Reconstruction becoming effective.	As soon as practicable, to the extent of the Performance Target.

(b)	Cessation of employment with any Member of the Group for any reason	As soon as practicable following such cessation, to the extent of the Company’s performance against the Performance Target at the last Measurement Date prior to the date of such cessation.	As soon as practicable, to the extent of the Performance Target.

6.2	Subject to Rule 6.1 above, an Allocation which has not previously been forfeited under Rule 5 above, shall be Transferred in the discretion of the Trustee to the extent of the Performance Target upon the First Transfer Date.

6.3	Notwithstanding anything herein to the contrary, the Trustee may always in whole or in part Transfer an Allocation which has not previously been forfeited if it considers there are exceptional circumstances which justify a Transfer at that time.

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7	PAYE

7.1

(A)	The Trustee shall be obliged at the time of any transfer of Shares to transfer only such proportion of the Shares under the relevant Allocation as shall be determined as follows:-

A – B
A
Where:

A is the aggregate Relevant Value of the Shares comprised in the Allocation

B	is the aggregate amount of the PAYE liability arising as a result of the delivery of the Shares to the Participant.

(B)	the Participant authorises the Trustee to sell the proportion of the Shares which it is not obliged to deliver to the Participant (the “Retained Shares”) on the date on which those Shares would otherwise be delivered to the Participant; and to remit the proceeds of sale of the Retained Shares to the Employing Company in order to reimburse it for the PAYE liability arising upon the delivery of the Shares to the Participant;

(C)	the Participant authorises the Employing Company to make any further adjustments through payroll to ensure that the correct amount is reimbursed to the Employing Company in respect of the PAYE liability arising upon the delivery of the Shares to the Participant;

(D)	all fractions of a Share shall be ignored.

7.2	In Rule A above, “Relevant Value” shall mean the market value of a Share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992.

7.3	In Rule 7.1.(A) above, references to “PAYE liability” shall include all tax deducted or national insurance contributions paid by the Company or its Subsidiaries for and on behalf of Participants.

8	Variation of Capital

In the event of a variation of the Company’s capital by way of a capitalisation, rights issue, consolidation, sub-division, split, reduction, reclassification or reduction of Shares or reorganisation of the Company, the Trustee may make such adjustments to Allocations as it may determine to be appropriate.

9	Dividends

9.1

(A)	In respect of Shares held by the Trustee during the period from the end of the Measurement Period until the First Transfer Date and which, subject to its discretion to forfeit, it expects will be Transferred to a Participant on the First Transfer Date:

(a)	the Trustee shall apply the net amount of dividends received (after paying all referable stamp duty, commission and other charges) in acquiring such number of Shares as may be acquired on the London Stock Exchange with such amount of monies (and similarly acquiring further Shares with the net dividends received in respect of such Shares, and so on and so forth); and

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(b)	the Trustee may in its absolute discretion (after consultation with the Remuneration Committee) Transfer such Shares to the Participant at the same time as the allocation of Shares in respect of which the dividend was paid PROVIDED THAT the relevant Participant shall not be beneficially entitled, prior to such date, to the Shares so Transferred.

(B)	Subject to (A) above, any dividends received by the Trustee, notwithstanding the waiver of dividends under Clause 5 of the Trust Deed, may in the absolute discretion of the Trustee, be paid or mandated to any Participant as it considers appropriate, or held on the terms of the General Trust Fund. Notwithstanding anything to the contrary, any Participant who receives a dividend shall not, as a result, be beneficially interested in the Shares being held by the Trustee in respect of which the dividend was paid.

10	Regulatory Matters

10.1	Any Transfer of Shares hereunder shall be subject to such consent, if any, of any authorities wherever situate, as may from time to time be required and the Participant shall be responsible for complying with the requirements of or to obtain or obviate the necessity for such consents.

11	Administration and Amendment

11.1	The Scheme shall in all respects be administered by the Trustee which may after consultation with the Remuneration Committee make such rules not being inconsistent with the terms and conditions hereof for the conduct of the Scheme as it thinks fit provided that such rules do not prejudice any existing rights of Participants.

11.2	The Trustee may, after consultation with the Remuneration Committee, add to or alter the Scheme where it considers such addition or alteration is necessary or desirable in respect of a Member of the Group to take account of taxation considerations or other circumstances in any country in which it is incorporated or has a branch or representative office.

11.3	Any disputes regarding the interpretation of the Rules or the terms of any Allocation shall be determined by the Trustee (upon such advice as it shall consider necessary) and any decision in relation thereto shall be final and binding.

11.4	Participants shall not be entitled to:

(A)	receive copies of accounts or notices sent to holders of Shares;

(B)	exercise voting rights; or

(C)	receive dividends

in respect of Shares which have not been transferred to such Participants pursuant to the Scheme.

11.5	The Trustee shall not exercise any voting rights in respect of Shares comprised in the Scheme Trust Fund.

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11.6	The Company may at any time terminate or suspend the Scheme but the interests of Participants in Allocated Shares shall not be prejudiced.

11.7	Any notice or other communication under or in connection with this Scheme may be given by the Trustee to Participants personally or by post and to the Company or Member of the Group either personally or by post to the Secretary of the Company. Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

11.8	A Participant may renounce an Allocation (in whole but not in part) by written notice to the Trustee and Remuneration Committee to take effect from the date of receipt of such notice by the Trustee. To the extent an Allocation is renounced, the Shares comprised in the Allocation shall be held by the Trustee upon the trust of the General Trust Fund.

12	Terms of Employment

12.1	Nothing in the Scheme shall in any way be construed as imposing upon any Member of the Group a contractual obligation as between the Member of the Group and an employee to contribute or to continue to contribute to the Scheme.

12.2	In no circumstances shall any person who has ceased to be an employee of a Member of the Group by reason of dismissal or otherwise howsoever or who is under notice of termination of his employment be entitled to claim as against any Member of the Group or the Trustee any compensation for or in respect of any consequential loss he may suffer by reason of the operation of the terms of the Scheme or of the provisions of any statute or law relating to taxation.

13	Law

The construction, validity and performance of this Scheme shall be subject to and in accordance with the provisions of English Law.

It is hereby certified that this instrument falls within Category L in the Schedule to the Stamp Duty (Exempt Instruments) Regulations 1987.

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Comparator Group – 2000 Allocation

AWG	Pennon

BAA	PowerGen

British Energy	Railtrack

BT Group	Scottish & Southern

Centrica	Scottish Power

International Power	Severn Trent

Kelda	Thames Water

Lattice	United Utilities

National Grid	Viridian

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Comparator Group – 2001 Allocation

AWG	National Grid

BAA	Pennon

British Energy	PowerGen

BT Group	Scottish & Southern

Centrica	Scottish Power

International Power	Severn Trent

Kelda	United Utilities

Lattice	Viridian

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In Witness whereof the parties hereto have affixed their common seals the day and year first above written.

The common seal of LATTICE GROUP PLC was hereunto affixed in the presence of:

The common seal of MOURANT & CO TRUSTEES LIMITED was hereunto affixed in the presence of:

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i

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ii

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iii